UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 6, 2017

AMERICAN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35257	27-0855785
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2103 CityWest Boulevard Building #4, Suite 800 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 815-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Matthew W. Rowland resigned as Senior Vice President and Chief Operating Officer of American Midstream Partners, LP (the “Partnership”), such resignation to be effective on the date on which the employment of a new Chief Operating Officer becomes effective but no later than March 1, 2017 (the “Effective Date”). In connection with the resignation, the Partnership and Mr. Rowland entered into a Separation Agreement and Release (the “Separation Agreement”), pursuant to which Mr. Rowland shall provide transition services to the Partnership for the 12 months following the Effective Date.

Under the terms of the Separation Agreement, the Partnership agreed to pay Mr. Rowland (i) his 2016 base salary, less any applicable federal, state, and local withholdings, taxes and any other deductions required by law, for 12 months after the Effective Date in accordance with the Partnership’s normal payroll practices and (ii) his 2016 bonus at 100% of the target. Mr. Rowland will not forfeit any unvested units on the Effective Date and instead, such units will continue to vest pursuant to the Partnership’s Third Amended and Restated Long Term Incentive Plan until such units have fully vested. Additionally, to the extent that Mr. Rowland is eligible for and elects to continue coverage under the Partnership’s medical, vision and dental benefit plans, the Partnership will pay the monthly premium for such plans in accordance with the regularly scheduled premium due dates until 12 months after the Effective Date. The Separation Agreement also provides that Mr. Rowland must comply with certain provisions related to the protection of confidential information. There were no disagreements between Mr. Rowland and the General Partner, the Partnership or any officer or Director of the General Partner which led to Mr. Rowland’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MIDSTREAM PARTNERS, LP

By:	AMERICAN MIDSTREAM GP, LLC its General Partner

	By:	/s/ Eric Kalamaras
	Name:	Eric Kalamaras
	Title:	Senior Vice President and Chief Financial Officer

January 6, 2017

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